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                                                  EX 99

Anadarko Petroleum Corporation (ticker: APC, exchange: New York
Stock Exchange) News Release - 1-Feb-2001

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Anadarko Announces Record Earnings for Fourth Quarter and Year
End; Fourth-Quarter Production Volumes Increase 13 percent Over
Prior Quarter

HOUSTON, Feb. 1 -- Anadarko Petroleum Corporation (NYSE: APC) announced record financial results for the fourth quarter and full year 2000. The results for the year reflect the outstanding success of the merger with Union Pacific Resources (UPR), annual production levels that more than doubled and higher commodity prices for crude oil and natural gas.

For the fourth quarter 2000, Anadarko had net income available to common stockholders of $454 million, or $1.75 per share (diluted). By comparison, for the fourth quarter 1999, the company reported net income available to common stockholders of $28 million, or 22 cents per share (diluted).

For the year ending Dec. 31, 2000, Anadarko reported net income available to common stockholders of $796 million, or $4.16 per share (diluted). Net income available to common stockholders before the cumulative effect of a change in an accounting principle was $813 million, or $4.25 per share (diluted). Net income available to common stockholders for 1999 was $32 million, or 25 cents per share (diluted).

"Our financial results for the past year speak to the fact that we have delivered on our promises of production growth and increased earnings," said Robert J. Allison, Jr., Anadarko Chairman and Chief Executive Officer. "Today, Anadarko is the world's largest independent oil and gas company. We have the most talented team of professionals in the industry, we have the resources and we have the opportunities to continue to build shareholder value.

"We expect these outstanding earnings to continue in 2001. In fact, for the first quarter we estimate a 20 percent increase in earnings over the fourth quarter of 2000," Allison added. This forecast assumes first quarter 2001 daily production volumes will be about three percent higher than the fourth quarter volumes and is based on today's outlook for NYMEX benchmark oil and gas prices, minus the usual company price differentials.

Financial results for the fourth quarter include a charge of $50 million ($32 million after taxes or 12 cents per share - diluted) for impairments related to various international properties. The quarter also includes a charge of $3 million ($2 million after taxes, or 1 cent per share) for expenses related to the UPR merger. Total expenses related to the UPR merger reported in 2000 now stand at $67 million ($43 million after taxes, or 22 cents per share - diluted).


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Production

Total production for 2000 was 112 million barrels of oil equivalent (BOE), a 124 percent increase over the 50 million BOE produced in 1999. The increase in production is attributed primarily to the acquisition of UPR and increased production from the company's operations in Texas, Louisiana, Kansas and Algeria.

In the U.S., one of Anadarko's most active areas is the Bossier sand natural gas play in East Texas. Last year, Anadarko drilled 142 development wells in the Bossier and produced 60 billion cubic feet (Bcf) of natural gas (net) -- up from 22 Bcf in 1999. Anadarko expects to increase Bossier production to 90 Bcf for 2001.

In the fourth quarter, Anadarko also began production from two fields in the Gulf of Mexico, Tanzanite and Hickory. Currently Tanzanite is producing more than 10,000 barrels of oil and 23 million cubic feet (MMcf) of gas per day. Hickory is producing 62 MMcf of gas and 4,100 barrels of condensate per day.

In addition, production began from the Alpine field in Alaska, in which the company holds a 22 percent working interest. Alpine is currently producing over 80,000 barrels of oil per day (gross).

"Production from the Gulf of Mexico and Alaska fields began later than we had expected and this caused us to record slightly lower production volumes than anticipated for the fourth quarter. However, all three of these fields are producing now and are performing well.

"Going forward, Anadarko has an aggressive exploration program underway -- including seismic acquisition and drilling -- in Alaska, Texas and the Gulf of Mexico. These projects are key to achieving our significant production growth targets for 2001," Allison added.

Reserves

The company recorded a 108 percent increase in proved reserves, reporting 2.06 billion BOE at year-end 2000, compared to 991 million BOE at year-end 1999.

"This marks the 19th consecutive year that Anadarko has more than replaced its annual production with proved reserves -- an accomplishment we have achieved by maintaining a strong focus on our core business -- finding and producing oil and gas," Allison continued.

Proved worldwide natural gas reserves at year-end 2000 totaled
6.09 trillion cubic feet (Tcf), up from 2.51 Tcf in 1999. Proved reserves of crude oil, condensate and natural gas liquids (NGLs) totaled 1.05 billion barrels, an 82 percent increase over the previous year. Total proved reserves in the U.S. stand at 1.33 billion BOE at year-end 2000, up from 702.3 million BOE in 1999. In Algeria, the company had 364.1 million barrels of oil reserves at year-end 2000, compared to 288.8 million barrels at year-end 1999.

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Anadarko's worldwide portfolio of proved reserves consists of 49 percent natural gas and 51 percent crude oil, condensate and NGLs.

Reserve Replacement

The company achieved a worldwide reserve replacement rate of 1,059 percent in 2000, including the merger transaction, and 242 percent without the effect of the merger transaction. Anadarko's five-year average reserve replacement rate for 1996-2000 is 629 percent, and 315 percent excluding the merger transaction.

In the U.S., Anadarko achieved an 855 percent reserve replacement rate with the UPR merger transaction and 224 percent without the effect of the merger transaction. The company's five-year U.S. replacement rate for 1996-2000 is 452 percent with the merger transaction and 246 percent excluding the merger transaction. Anadarko's superior replacement rates exceed the industry's five-year U.S. averages of 102 percent, as reported by the U.S. Department of Energy (DOE) for the years 1995-1999. (DOE data for the latest five-year period is not yet available.)

Finding Costs

In 2000, Anadarko's worldwide finding costs for proved reserves were $7.21 per BOE, which includes the cost of acquiring the UPR reserves, and reflects higher oil field service costs associated with drilling and development of reserves. Stated without the effect of the UPR merger transaction, Anadarko's finding costs for the year 2000 were $5.80 per BOE. The company's average finding costs for the years 1996-2000 stand at $5.90 per BOE with the merger transaction, or $4.26 per BOE excluding the merger transaction. By comparison, the most recent industry data available shows the worldwide average cost of finding for 1995-1999 is $4.57 per BOE. [SOURCE: Arthur Andersen's "Global E&P Trends 2000"]

Within the U.S., Anadarko's finding costs for 2000 were $8.51 per BOE, or $6.65 per BOE without the merger transaction. The company's U.S. five-year average cost of finding for 1996-2000 is $6.88 per BOE, or $4.98 per BOE without the merger. By comparison, industry data reflects a domestic industry average of $5.79 per BOE for 1995-1999. [SOURCE: Arthur Andersen's "Global E&P Trends 2000"]

Houston-based Anadarko Petroleum Corporation is the world's largest independent E&P company, with domestic operations in Texas, Louisiana, the Mid-Continent and Rocky Mountain regions, Alaska, and in the shallow and deep waters of the Gulf of Mexico. Anadarko is currently the most active driller in North America. Internationally, it is active in Canada, Algeria, Tunisia, West Africa, Guatemala, Venezuela, Brazil, Georgia, the North Atlantic and Australia.

Five tables of summary financial data follow.

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Earnings Conference Call Set for Feb. 2
NOTE: Anadarko will host a Q4 2000 earnings conference call on Feb. 2, at 9:30 a.m. Central Standard Time / 10:30 a.m. Eastern Standard Time, to discuss the quarter and year-end financial and operating results. The dial-in number is (913) 981-5507 and the confirmation number is 811770. For complete instructions on how to participate in the telephone conference call, please refer to the Investor Relations page on our website, www.anadarko.com.

Detailed Operating Report

For more details on Anadarko's operations, please refer to the comprehensive report on individual wells drilled throughout the company during the fourth quarter. The report is available on the company's website at www.anadarko.com in the News Bureau.

This news release contains forward-looking statements and projections made in reliance of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Anadarko believes that these forward-looking statements are based on current, reasonable and complete information and assumptions. However, a number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While Anadarko makes these forward-looking statements in good faith, neither Anadarko nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to Anadarko's Securities and Exchange Commission filings for additional important factors that may affect actual results, including the section entitled "Additional Factors Affecting Business" in the Management's Discussion and Analysis (MD&A) included in the company's 1999 Annual Report on Form 10-K.


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ANADARKO PETROLEUM CORPORATION

The table below shows volumes and prices for commodity sales for the fourth quarter and full year 2000.

     Volumes and Prices
                                Fourth Quarter            Annual
                            2000    1999    %Change   2000    1999    % Change
    Natural Gas
    Volumes, billion
     cubic feet              154      42      267%      385    170      126%
    Average daily volumes,
     million cubic feet
     per day               1,676     456      267%    1,052    465      126%
    Price per thousand
     cubic feet            $5.18   $2.40      116%    $4.13  $2.08       99%

    Crude Oil &
     Condensate
    Volumes, million
     barrels                  15       4      275%       36     15      140%
    Average daily volumes,
     thousand barrels
     per day                 161      44      275%       98     40      140%
    Price per barrel      $25.45  $23.02       11%   $26.49 $16.83       57%

    Natural Gas Liquids
    Volumes, million
     barrels                   4       2      100%       12      7       71%
    Average daily volumes,
     thousand barrels
     per day                  46      18      100%       33     18       71%
    Price per barrel      $23.36  $18.17       29%   $21.70 $13.40       62%

    TOTAL, million BOE        45      13      246%      112     50      124%


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ANADARKO PETROLEUM CORPORATION
Comparative financial highlights*
(Amounts in millions, except per share data)

                                                      Q4 Ended December 31
                                                       2000        1999
    Net income available to common stockholders         $454         $28
    Earnings per share - diluted                       $1.75       $0.22
    Revenues                                          $2,406        $546
    Average common shares outstanding                    249         128

                                                       Full Year Ended
                                                          December 31
                                                       2000        1999
    Net income available to common stockholders
     before cumulative effect of change in
     accounting principle                               $813        $32
    Earnings per share - diluted - before cumulative
     effect of change in accounting principle          $4.25      $0.25
    Revenues                                          $5,686     $1,771
    Average common shares outstanding                    184        125


*Revenues and costs and expenses for 2000 and 1999 reflect a reclassification of certain amounts related to the SEC's staff accounting bulletin on revenue recognition. Net income for 2000 also reflects a change in accounting principle related to these revenue recognition issues.

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Anadarko Petroleum Corporation
                                           Quarter Ended        Year Ended
    Summary Financial Information *         December 31         December 31
    $ and shares in millions               2000      1999     2000       1999
    Revenues
    Gas sales                              $799      $101   $1,591       $353
    Oil and condensate sales                378        93      948        247
    Natural gas liquids sales                99        29      264         88
    Marketing sales                       1,100       323    2,823      1,081
    Minerals and other                       30       ---       60          2
    Total                                 2,406       546    5,686      1,771
    Costs and Expenses
    Marketing purchases and
     transportation                       1,113       312    2,824      1,036
    Operating expenses                      168        52      438        179
    Administrative and general               77        31      180        103
    Depreciation, depletion and
     amortization                           257        56      593        218
    Other taxes                              51         8      128         36
    Provision for doubtful accounts         ---       ---       23        ---
    Impairments related to international
     properties                              50         4       50         24
    Amortization of goodwill                 20       ---       31        ---
    Total                                 1,736       463    4,267      1,596
    Operating Income                        670        83    1,419        175
    Other (Income) Expense
    Merger expenses                           3       ---       67        ---
    Interest expense                         24        19       93         74
    Other (income) expense                 (138)       (4)    (167)        (4)
    Total                                  (111)       15       (7)        70
    Income before Income Taxes              781        68    1,426        105
    Income Taxes                            324        37      602         62
    Net Income Before Cumulative Effect
     of Change in Accounting Principle     $457       $31     $824        $43
    Preferred Stock Dividends                 3         3       11         11
    Net Income Available to Common
     Stockholders Before Cumulative
     Effect of Change in
     Accounting Principle                  $454       $28     $813        $32
    Cumulative Effect of Change in
     Accounting Principle                   ---       ---       17        ---
    Net Income Available to Common
     Stockholders                          $454       $28     $796        $32
    Per Common Share
    Net income - Basic Before Change in
     Accounting Principle                 $1.82     $0.22    $4.42      $0.25
    Net income - Diluted Before Change in
     Accounting Principle                 $1.75     $0.22    $4.25      $0.25
    Net income - Basic For Change in
     Accounting Principle                  $---      $---   $(0.09)      $---
    Net income - Diluted For Change in
     Accounting Principle                  $---      $---   $(0.09)      $---
    Net income - Basic After Change in
     Accounting Principle                 $1.82     $0.22    $4.32      $0.25
    Net income - Diluted After Change in
     Accounting Principle                 $1.75     $0.22    $4.16      $0.25
    Dividends                             $0.05     $0.05    $0.20      $0.20
    Average Number of Shares Outstanding    249       128      184        125
    Average Number of Shares Outstanding
      - Diluted                             261       129      193        126


*Revenues and costs and expenses for 2000 and 1999 reflect a reclassification of certain amounts related to the SEC's staff bulletin on revenue recognition. Net income for 2000 also reflects a change in accounting principle related to these revenue recognition issues.

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Anadarko Petroleum Corporation

                                           Quarter Ended         YearEnded
    Summary Financial Information *         December 31         December 31
    $ and shares in millions               2000      1999     2000       1999
    Cash Flow from Operations before
     Changes in Assets and Liabilities
    Net income before cumulative effect
     of change in accounting principle     $457       $31     $824        $43
    Depreciation, depletion and
     amortization                           257        56      593        218
    Amortization of goodwill                 20       ---       31        ---
    Amortization of restricted stock        ---       ---        1          2
    Non-cash merger expenses                  3       ---       33        ---
    Interest expense - zero coupon
     debentures                               3       ---       10        ---
    Deferred income taxes                   266        18      457         26
    Provision for doubtful accounts         ---       ---       23        ---
    Impairments related to international
     properties                              50         4       50         24
    Other non-cash items                   (123)      ---     (147)       ---
    Total                                  $933      $109   $1,875       $313
    Capital Expenditures
    Capital spending                       $647      $227   $1,484       $577
    Capitalized interest                     48         5      100         22
    Capitalized overhead                     56        16      144         81
    Total                                  $751      $248   $1,728       $680
    Capitalization
    Long-term debt                                          $3,984     $1,443
    Stockholders' equity                                     6,786      1,535
    Total                                                  $10,770     $2,978
    Capitalization Ratios
    Long-term debt                                              37%        48%
    Stockholders' equity                                        63%        52%
    Total Assets                                           $16,590     $4,098


*Revenues and costs and expenses for 2000 and 1999 reflect a reclassification of certain amounts related to the SEC's staff bulletin on revenue recognition. Net income for 2000 also reflects a change in accounting principle related to these revenue recognition issues.

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Anadarko Petroleum Corporation
                                             Quarter Ended      Year Ended
    Volumes and Prices                        December 31       December 31
                                             2000     1999     2000      1999
    Natural Gas
    United States
    Volumes, billion cubic feet               129       42      338       170
    Average daily volumes, million cubic
     feet per day                           1,398      456      922       465
    Price per thousand cubic feet           $5.11    $2.40    $4.11     $2.08
    Canada
    Volumes, billion cubic feet                25      ---       46       ---
    Average daily volumes, million cubic
     feet per day                             273      ---      127       ---
    Price per thousand cubic feet           $5.65     $---    $4.38      $---
    Other International
    Volumes, billion cubic feet               ---      ---        1       ---
    Average daily volumes, million cubic
     feet per day                               6      ---        3       ---
    Price per thousand cubic feet           $1.05     $---    $1.08      $---
    Total
    Volumes, billion cubic feet               154       42      385       170
    Average daily volumes, million cubic
     feet per day                           1,676      456    1,052       465
    Price per thousand cubic feet           $5.18    $2.40    $4.13     $2.08

    Crude Oil and Condensate
    United States
    Volumes, million barrels                    6        2       15         9
    Average daily volumes, thousand
     barrels per day                           66       21       40        23
    Price per barrel                       $29.07   $21.31   $28.72    $15.79
    Algeria
    Volumes, million barrels                    3        2       10         6
    Average daily volumes, thousand
     barrels per day                           30       23       26        17
    Price per barrel                       $29.79   $24.57   $28.76    $18.23
    Canada
    Volumes, million barrels                    2      ---        4       ---
    Average daily volumes, thousand
     barrels per day                           26      ---       12       ---
    Price per barrel                       $24.81     $---   $27.38      $---
    Other International
    Volumes, million barrels                    4      ---        7       ---
    Average daily volumes, thousand
     barrels per day                           40      ---       20       ---
    Price per barrel                       $16.69     $---   $18.35      $---
    Total
    Volumes, million barrels                   15        4       36        15
    Average daily volumes, thousand
     barrels per day                          161       44       98        40
    Price per barrel                       $25.45   $23.02   $26.49    $16.83

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    Natural Gas Liquids
    Total
    Volumes, million barrels                    4        2       12         7
    Average daily volumes, thousand
     barrels per day                           46       18       33        18
    Price per barrel                       $23.36   $18.17   $21.70    $13.40

    Total Energy Equivalent Barrels
    Volumes, million EEBs                      45       13      112        50


SOURCE Anadarko Petroleum Corporation


CONTACT: media, Teresa Wong, 281-873-1203, or Anne Pearson, 281-
876-8368, or investors, Paul Taylor, 281-874-3471, or David
Larson, 281-874-3265, all of Anadarko Petroleum Corporation/